FUSION	Philip Turits
CONTACT:	212-972-2000
pturits@fusiontel.com

INVESTOR	Andrew Hellman
CONTACT:	CEOcast, Inc.
212-732-4300
adhellman@ceocast.com

MEDIA	Rubenstein Associates
CONTACT:	John Henderson
212-843-8054
jhenderson@rubenstein.com

FOR IMMEDIATE RELEASE

Fusion Reports First Quarter 2006 Results

Company To Launch New efonica VoIP Services in Second Quarter

New York, NY, May 15, 2006 - Fusion (AMEX: FSN) today announced financial results for the quarter ended March 31, 2006.

Highlights of First Quarter 2006:

•	Increased revenues 5.2% in first quarter 2006 over fourth quarter 2005
•	Acquired proprietary Directed SIP Peer-to-Peer technology and filed for US patent
•	Announced partnership with AnchorFree to market VoIP services to users of worldwide wireless Internet access network
•	Licensed GIPS’ VoiceEngine PC to further enhance voice quality and features of Fusion’s custom developed softphone for PC users
•	On track for the second quarter launch of the new efonica VoIP services

Fusion reported revenues of $9.5 million for the quarter ended March 31, 2006. This represented a 5.2% increase over the prior quarter’s revenues, and a decrease of 20.2% compared to revenues of $11.9 million for the quarter ended March 31, 2005. The increase in revenue from the prior quarter was due to an increase in Carrier services revenue. The decrease from the prior year was the result of continued pricing pressures in key markets for Carrier services, and management’s decision to postpone the addition of new retail VoIP customers until the completion of its expanded retail infrastructure and related new products and services. Gross Margin improved 1.8% over the prior year, at 9.6% for the first quarter of 2006 compared to 7.8% for the first quarter of 2005. Fusion reported a net loss of ($3.0) million or ($0.11) per share compared to a net loss of ($2.5) million or ($0.11) per share during the quarter ended March 31, 2005. The 2005 first quarter results included income from discontinued operations of $175,000.

Selling, general and administrative costs increased for the first quarter of 2006 over the previous year’s first quarter by $1.0 million. This increase is primarily attributable to increased salaries and benefits, as the Company has hired additional personnel to support the launch of the efonica VoIP services. In addition, contributing to the 2006 increase is $0.2 million of stock based compensation recorded in connection with the adoption of SFAS No. 123R on January 1, 2006. Also contributing to an increase in expenses were higher legal and professional fees, including expenses associated with Sarbanes Oxley, occupancy, advertising/marketing expenses, travel related expenses, and insurance expense.

For the first quarter ended March 31, 2006, EBITDA (earnings before interest, taxes, depreciation and amortization) was ($2.8) million compared to EBITDA of ($1.9) million for the first quarter of 2005.

“During the past quarter, Fusion was highly focused on completing the building process initiated over the past fifteen months to support the launch of our efonica VoIP services in the second quarter of this year,” said Matthew Rosen, President and Chief Executive Officer of Fusion. “That has included designing and developing our VoIP network and technology infrastructure, expanding our marketing and business development capabilities, opening our new customer service center, and completing the many other tasks critical to the successful introduction of our new retail VoIP services. While this significant undertaking affected our financial results, it was necessary to prepare our Company for the global launch of those services.”

Mr. Rosen continued, “We have focused on elements that we believe will drive adoption of our retail efonica VoIP service in targeted emerging markets. Our initial offering will combine free calling among the user community with a compelling set of optional features available on a subscription basis. We believe the offer of free calling is a strong attraction for customers, while the ability to upgrade to features such as voicemail and the ability to complete calls to traditional fixed and mobile telephones will allow us to generate revenue from the service.”

As of March 31, 2006, the Company had cash and cash equivalents of $10.8 million compared to $14.8 million as of December 31, 2005. The decrease in cash is primarily a result of cash used in operations, the purchase of property and equipment, and capital lease payments. In addition, there were payments associated with discontinued operations and prior period expenses that accounted for $.8 million of the decrease.

Stockholders’ equity at March 31, 2006 was $19.4 million compared to $17.7 million as of December 31, 2005. During March 2006, in connection with the Company’s amendment to the acquisition agreement of the 49.8% minority interest in the Efonica joint venture, the Company released 675,581 shares in escrow, subject to a lock-up period until February 15, 2007. This release of shares in escrow resulted in an increase to stockholders’ equity of approximately $4.4 million and a reduction to the recorded long-term liability.

Mr. Rosen concluded, “We are firmly committed to our goal of becoming a leading provider of VoIP in the emerging markets of Asia, the Middle East, Africa, the Caribbean and Latin America. We believe we have the right components in place to drive the Company’s customer and revenue growth through our compelling array of new VoIP services.”

Use of Non-GAAP Financial Measures:
The Company believes that EBITDA (earnings before interest, taxes, depreciation and amortization) is useful to investors because it is commonly used in the communications industry to analyze companies on the basis of operating performance and leverage. The Company also believes that EBITDA provides investors with a measure of the Company's operational and financial progress that corresponds with the measurements used by management as a basis for allocating resources and making other operating decisions. Adjusted EBITDA provides an adjusted view of EBITDA that takes into account certain significant nonrecurring transactions, such as impairment losses associated with divested businesses and forgiveness of debt, which vary significantly between periods and are not recurring in nature. Although the Company uses Adjusted EBITDA as one of several financial measures to assess its operating performance, its use is limited as it excludes certain significant operating expenses. EBITDA and Adjusted EBITDA are not intended to represent cash flows for the period presented, nor have they been presented as an alternative to operating income or as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with Generally Accepted Accounting Principles (GAAP). Consistent with the SEC Regulation G, the non-GAAP measures in this press release have been reconciled to the nearest GAAP measure, which can be viewed under the heading "Reconciliation of Net Income (Loss) to Adjusted EBITDA", immediately following the Consolidated Statements of Operations included in this press release.

Earnings Conference call

The Company will host a conference call to discuss its financial results at 1:00 p.m. EDT today. The call can be accessed by dialing 800- 810-0924. A replay of the call will be available until May 22, 2006. To listen to the replay, please call (888) 203-1112. To access the replay, users will need to enter the following passcode: 4488638. The call will be available live on the Internet at www.fusiontel.com. The online archive of the web cast will be available for one year following the call.

About Fusion:
Fusion is a provider of VoIP (Voice Over Internet Protocol) and other Internet services to, from, in and between emerging markets in Asia, the Middle East, Africa, the Caribbean and Latin America. Fusion currently provides a full suite of communications services to corporations, postal telephone and telegraph companies, international carriers, government entities, Internet service providers and consumers in over 45 countries.

Statements in this Press Release that are not purely historical facts, including statements regarding Fusion's beliefs, expectations, intentions or strategies for the future, may be "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements. Such risks and uncertainties include, among others, introduction of products in a timely fashion, market acceptance of new products, cost increases, fluctuations in and obsolescence of inventory and fixed assets, price and product competition, availability of labor and materials, development of new third-party products and techniques that render Fusion's products obsolete, delays in obtaining regulatory approvals, potential product recalls and litigation. Risk factors, cautionary statements and other conditions which could cause Fusion's actual results to differ from management's current expectations are contained in Fusion's filings with the Securities and Exchange Commission and available through http://www.sec.gov.

FUSION TELECOMMUNICATIONS INTERNATIONAL, INC.
AND SUBSIDIARIES

Consolidated Balance Sheets

	March 31, 2006	December 31, 2005
	(unaudited)
ASSETS

Current assets
Cash and cash equivalents	$10,835,732	$14,790,504
Accounts receivable, net of allowance for doubtful accounts of approximately $441,000 and $414,000, in 2006 and 2005, respectively	3,067,707	2,952,760
Prepaid expenses and other current assets	1,243,080	1,242,266
Total current assets	15,146,519	18,985,530
Property and equipment, net	4,778,455	4,516,271
Other assets
Security deposits	334,891	331,891
Restricted cash	456,566	218,176
Goodwill	5,118,640	5,118,640
Intangible assets, net	4,853,392	4,861,012
Other assets	349,277	354,259
Total other assets	11,112,766	10,883,978
TOTAL ASSETS	$31,037,740	$34,385,779

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Long-term debt, current portion	$150,000	$150,000
Capital lease/equipment financing obligations, current portion	1,122,221	1,419,965
Accounts payable and accrued expenses	9,379,943	9,269,341
Investment in Estel	691,576	771,182
Liabilities of discontinued operations	236,538	620,809
Total current liabilities	11,580,278	12,231,297
Long-term liabilities
Capital lease/equipment financing obligations, net of current portion	—	7,650
Other long-term liabilities	—	4,357,497
Total long-term liabilities	—	4,365,147
Minority interests	61,402	67,694
Stockholders’ equity
Common stock,	268,942	104,394
Common stock, Class A	—	157,400
Capital in excess of par value	110,068,372	105,447,041
Accumulated deficit	(90,941,254)	(87,987,194)
Total stockholders’ equity	19,396,060	17,721,641
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$31,037,740	$34,385,779

FUSION TELECOMMUNICATIONS INTERNATIONAL, INC.
AND SUBSIDIARIES

Consolidated Statements of Operations

	Three months ended March 31,
	2006	2005
	(unaudited)	(unaudited)

Revenues	$9,522,158	$11,929,052
Operating expenses:
Cost of revenues, exclusive of depreciation and amortization shown separately below	8,605,303	10,997,423
Depreciation and amortization	230,890	433,024
Selling, general and administrative expenses	3,701,773	2,705,407
Total operating expenses	12,537,966	14,135,854
Operating loss	(3,015,808)	(2,206,802)

Other income (expense):
Interest income	133,461	56,327
Interest expense	(30,000)	(332,130)
Loss from investment in Estel	(37,558)	(156,915)
Other	(10,447)	—
Minority interests	6,292	(1,071)
Total other income (expense)	61,748	(433,789)
Loss from continuing operations	(2,954,060)	(2,640,591)
Discontinued operations:
Income from discontinued operations	—	175,000
Net loss	$(2,954,060)	$(2,465,591)

Basic and diluted net loss per common share:
Loss from continuing operations	$(0.11)	$(0.12)
Income from discontinued operations	—	0.01
Net loss per common share	$(0.11)	$(0.11)
Weighted average shares outstanding
Basic and diluted weighted average shares outstanding	26,195,614	21,288,610

FUSION TELECOMMUNICATIONS INTERNATIONAL, INC.
AND SUBSIDIARIES

RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA

	Three months ended March 31,
	2006	2005
	(unaudited)	(unaudited)

Net loss	$(2,954,060)	$(2,465,591)
Income from discontinued operations	—	(175,000)
Loss from continuing operations	(2,954,060)	(2,640,591)
Adjustments:
Interest (income) expense, net	(103,461)	275,803
Depreciation and amortization	230,890	433,024
EBITDA AND ADJUSTED EBITDA	$(2,826,631)	$(1,931,764)